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                                                                      Exhibit 99(f)

                        System Energy Resources, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
                     Ratios of Earnings to Fixed Charges



                                                  1994     1995     1996       1997      1998      1999
Fixed charges, as defined:
  Total Interest                                $176,504 $151,512  $143,720  $128,653  $116,060  $147,982
  Interest applicable to rentals                   7,546    6,475     6,223     6,065     5,189     3,871
                                                ---------------------------------------------------------
Total fixed charges, as defined                 $184,050 $157,987  $149,943  $134,718  $121,249  $151,853
                                                =========================================================

Earnings as defined:
  Net Income                                      $5,407  $93,039   $98,668  $102,295  $106,476   $82,375
  Add:
    Provision for income taxes:
      Total                                       36,838   75,493    82,121    74,654    77,263    53,851
    Fixed charges as above                       184,050  157,987   149,943   134,718   121,249   151,853
                                                ---------------------------------------------------------

Total earnings, as defined                      $226,295 $326,519  $330,732  $311,667  $304,988  $288,079
                                                =========================================================
Ratio of earnings to fixed charges, as defined      1.23     2.07      2.21      2.31      2.52      1.90
                                                =========================================================

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